Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jillian Gibson

1st Vice President

Director of Marketing

336-369-0916

jillian.gibson@newbridgebank.com

NewBridge Bancorp Announces Expansion into Charleston, S.C., Plans for Full-Service Branch

Veteran Charleston Banker, Daniel S. Vroon, to Lead Team; Branch Scheduled to Open in Early 2015

GREENSBORO, N.C., October 21, 2014 – NewBridge Bancorp (NASDAQ:NBBC) (the “Company”) announced today that NewBridge Bank (the “Bank”) has established its first banking office in Charleston, South Carolina, and plans to develop a full-service flagship branch to open in the first quarter of 2015.

Staffed by a senior team led by Daniel S. Vroon, the loan production office provides commercial, commercial real estate and middle-market banking services and is temporarily located at 234 Seven Farms Drive, Suite 215 on Daniel Island in Charleston. Upon completion of office renovations, Vroon and his team will relocate to the Bank’s permanent location at 865 Island Park Drive on Daniel Island. This flagship branch, which is subject to regulatory approval, will be the first of its kind for NewBridge Bank and will support all of the Bank’s lines of business: Commercial Banking (which consists of Commercial Real Estate, Middle-Market Banking, Business Banking and C&I), Retail Banking, Private Banking, Mortgage Banking and Wealth Management.

Pressley A. Ridgill, president and chief executive officer of both the Company and the Bank, commented: “The Greater Charleston market represents a logical extension for our Company’s ongoing expansion in key growth markets throughout the Carolinas, which include four of North Carolina’s largest metro areas and the Greenville-Spartanburg, South Carolina region.

“With a diverse economy, a strong and vibrant business community, and a population of more than 700,000, the Charleston area offers tremendous opportunity to provide comprehensive financial services to local businesses and consumers. We will offer consultative and personalized community banking services, delivered by experienced banking professionals.”

The Charleston office is headed by senior vice president and market executive, Daniel S. Vroon, a 17-year veteran banking professional with experience in commercial banking, wealth management, investments and market management. Vroon’s background includes executive positions with a $3.5 billion regional bank and a large multi-national financial institution, and he has been based in the Charleston area throughout his banking career.

Joining Vroon at the Charleston office are: Christopher S. Abbott, senior vice president and commercial banking relationship manager, whose career includes senior production roles with national and regional banks, as well as company and market brand building via entrepreneurial C-level finance and marketing roles; C. Brantley Moody, senior vice president and business banking relationship manager, an 18-year business banking veteran with a track record of leading and building regional commercial banking programs in South Carolina; S. David Blaton, assistant vice president and client services manager, whose experience includes bank and facilities management, lending, and retail financial services; Jeffrey B. Wilson, vice president and middle-market banking relationship manager, whose career includes various roles with a regional bank primarily focused on lending to companies with revenues of $25 million or more in South Carolina and Georgia.  Wilson will report to Tommy DeMint, senior vice president and head of the middle-market banking group in South Carolina.

“A key competitive differentiator of our banking model is the staffing of our offices with experienced banking professionals who understand their markets, their individual fields of expertise and their clients,” Ridgill explained. “By structuring and staffing our offices to focus on specific lines of business, such as middle-market banking, commercial real estate and business banking, we are seeking to maximize opportunities to become the preferred financial partner for our clients.”

This companywide model has recently been enhanced by establishing a Middle-Market Banking team; reorganizing the Company’s commercial banking operating model which is now composed of Commercial Banking, Commercial Real Estate and Business Banking lines of business; and an executive hire within the Business Banking team. The Bank also recently announced four key hires in the Winston-Salem, N.C. market; the addition of a bankwide Small Business Administration (SBA) business development officer; and the proposed merger with Premier Commercial Bank of Greensboro, N.C. The merger, which is subject to approvals by regulatory agencies and Premier’s shareholders, is expected to close in the first quarter of 2015.

Spence H. Broadhurst, senior executive vice president and chief banking officer of the Bank, concluded: “We believe Charleston is an excellent strategic fit for NewBridge Bank’s regional, yet community-focused approach. As home to one of the United States’ major ports, it serves as a transportation and distribution hub for much of the Southeastern United States, is a major destination supporting a multi-billion dollar tourism industry, and is home to a variety of manufacturing, industrial and service businesses. We are delighted to have built this office around very talented Charleston team members who know the market and bring their talents and years of banking experience to NewBridge Bank.”

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is one of the largest community headquartered in North Carolina. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank currently has assets of approximately $2.4 billion with 40 branches and several loan production offices throughout North and South Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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